Exhibit 10.10

April 5, 2013

Frank Bobe

38 Grand Hill Drive

Dover, MA 02030

Re:	Employment Separation

Dear Frank:

This letter confirms the agreement between you and Seres Health, Inc. (the “Company”) regarding the separation of your employment, effective as of March 29, 2013 (the “Separation Date”). If you sign and return this letter to me on or before April 26, 2013, and do not timely revoke it, it shall become a binding agreement between you and the Company, and you will receive the payments and benefits described herein. If you do not sign and return it, or if you revoke it in accordance with the terms of Section 7(c), below, you will receive no further payments from the Company after the Separation Date, except as specified in Section 6, below.

For the receipt of good and adequate consideration, you and the Company agree as follows.

1. Resignation of Employment. You hereby confirm your resignation of your employment, your position as an officer of the Company and your membership on the Company’s Board of Directors, effective as of the Separation Date.

2. Return of Company Property. Within two (2) business days of the Effective Date, you will return all property of the Company including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company.

3. Accrued Wages and Expenses. Within two (2) business days of the Effective Date, you will receive a payment in all wages owed to you through the Separation Date, including any accrued, unpaid vacation. You will promptly submit for reimbursement in accordance with the Company’s expense reimbursement practices all outstanding business expenses incurred by you. The Company shall promptly reimburse you for all reasonably and necessary expenses, in accordance with its travel and expense policies.

4. COBRA. You will be given the opportunity to elect continuation of healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”), effective as of March 1, 2013. If you timely elect to continue your healthcare benefits, the Company will reimburse you for COBRA benefit premiums for lesser of six (6) months, or until you are no longer eligible for COBRA benefits.

5. Severance Payments. Commencing with the first payroll period that is at least five (5) business days following the Effective Date, as defined in Section 7, below, and for a period of six (6) months, the Company will pay to you severance equal to six months’ wages at your final base rate, in the aggregate amount of $162,500 (one hundred sixty-two thousand, five hundred dollars) (the “Severance Payments”). Severance payments shall be paid in equal installments and in accordance with the Company’s normal payroll practices, and shall be reduced by the amount of all applicable tax withholding.

6. Restricted Stock. Pursuant to the terms of the Amended and Restated Stock Purchase and Restriction Agreement dated September 5, 2012 (the “Restricted Stock Agreements”), you purchased an aggregate of 980,000 (nine hundred eighty thousand) shares of restricted common stock of the Company (the “Restricted Stock”), 245,000 (two hundred forty-five thousand) shares of which were vested, and in which the Company’s right of repurchase had expired, as of the Separation Date. The Company hereby gives notice pursuant to Section 4(a)(A) of the Restricted Stock Agreements of its intent to repurchase the 735,000 (seven hundred thirty-five thousand) unvested shares of Restricted Stock for payment to you of $735 (seven hundred thirty-five thousand dollars), which amount will be tendered, regardless whether you execute this Agreement on or before September 1, 2013. Except as expressly stated herein, your equity rights shall be governed by the terms of the applicable equity plan and the Restricted Stock Agreements.

7. General Release. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)

On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ IIH and 111, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § IC, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act., M.G.L. c. 49, § 105D, all as amended; Claims under any other federal, state or local law or ordinance governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, your right to bring to the attention of the Equal Employment Opportunity or equivalent State agency claims of discrimination, harassment or retaliation; provided, however, that you do release your right to secure damages for any alleged discriminatory, harassing or retaliatory treatment.

b)	You acknowledge that you have been advised that, by statute or common law principles, a general release may not extend to Claims which you do not know or suspect to exist in your favor at the time of executing the release, if knowledge of such Claims could have affected your decision to settle. Being aware of this fact, you specifically waive any rights that you may have to assert such unknown Claims in the future.

c)	In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(i) This paragraph, and this Agreement are written in a manner calculated to be understood by you.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which you are already entitled.

(iv) You have been advised to consult an attorney before signing this Agreement.

(v) You have been granted twenty-one (21) days after you are presented with this Agreement to decide whether or not to sign this Agreement. If you execute this Agreement prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

(vi) You have the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and you will not receive the benefits of this Agreement.

If you wish to revoke this agreement, you must deliver written notice stating that intent to revoke to Dick Farrahar at 1 Memorial Drive, 7th Floor, Cambridge, MA on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Agreement. The eighth day following your executive of this Agreement shall be the “Effective Date.”

8. Confidentiality of this Agreement. The existence and terms of this Agreement are confidential. You shall not disclose its existence or terms to any person, other than members of your immediate family, your attorney, and your accountant or any government taxing authority.

9. Employee’s Representations. You represent and warrant that:

a)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law; and

b)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

10. Nondisparagement. You agree not to disparage or make any derogator, defamatory or false statement about the Company or the Company’s officers, directors, employees, shareholders or agents, in an manner likely to be harmful to any of them or any of their business or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to direct its officers and directors not to disparage or make any derogatory, defamatory or false statements about you in any manner likely to be harmful to your business or personal reputation; provided that the Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.

12. Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws rules thereof. If it is necessary to for either party to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys’ fees.

13. Integrated Agreement. This Agreement sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company concerning the separation of your employment. You represent that you have signed this Agreement voluntarily.

14. Amendment of this Agreement. This agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

15. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

You acknowledge that your last day of employment will be March 29, 2013 and you will receive Company-sponsored health benefits through April 30, 2013.

If the above terms are agreeable to you, please date and sign the original of this letter in the place indicated below and return it to me on or before April 26, 2013.

Very truly yours,

Seres Health, Inc.

Accepted and agreed to on this 22nd day of April, 2013.

/s/ Frank Bobe
Frank Bobe